EXHIBIT 10.34

OEM/REMARKETING AGREEMENT

THIS OEM/REMARKETING AGREEMENT (this "Agreement") is effective as of the 6th day of July , 2000, by and between Eloquent Technology, Inc., a New York corporation having offices at 2389 North Triphammer Road, Ithaca, NY 14850 (hereinafter "Supplier"), and Words +, Inc., a California corporation having principal offices at 1220 W. Avenue J, Lancaster, CA 93534 (hereinafter "OEM").

WITNESSETH:

WHEREAS, Supplier produces a certain text-to-speech computer software program known as ETI-Eloquence, and related application software, tools, documentation and utilities, all of which Supplier is willing to provide to OEM on the terms and conditions set forth herein; and

WHEREAS, OEM intends to integrate ETI-Eloquence with or otherwise offer ETI-Eloquence in conjunction with other software programs currently owned, or to be developed or acquired by OEM in the future, so as to create EZ-Keys for Windows and Talking Screen, the OEM Product (hereinafter "OEM Product"), and to market such OEM Product to end-users;

NOW, THEREFORE, in consideration of the premises hereof, and the mutual obligations herein made and undertaken, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the definitions set forth in this Section shall apply to the respective capitalized terms:

1.1 "Class A Programs." The run-time software modules required at execution time for conversion of text-to-speech, and associated Documentation, which runtime modules and Documentation are listed on Exhibit A.

1.2 "Class B Programs." Those software components, including Documentation, that are designed for use by developers in integrating Class A Programs with other software and which consist of all software components and Documentation other than those listed in Exhibit A. All software components and Documentation that are not listed as Class A Programs on Exhibit A are Class B Programs.

1.3 "Documentation." All printed or machine-readable instructions, help files, manuals, diagrams, or specifications pertaining to the Programs.

1.4 "End-User." A customer to whom is offered a license to use one copy of OEM Product for this single person's own use, without a right to resell or relicense the OEM Product.

1.5 "End-User License Agreement," or "Sublicense." The form of agreement under which is granted to an End-User the right and license to use Class A Programs as part of OEM Product.

1.6 "Enhancement(s)."  Computer program modifications or additions, other than Maintenance Modifications, that may be integrated with the Programs or offered separately by Supplier and that alter the functionality of Programs or add new functions thereto. Enhancements may be

(a) a "Minor upgrade" which fixes bugs and may add minor functionality;

(b) a "Major upgrade" by which major functionality is added;

(c) "Add-Ons", modules which provide added functionality, such as a new language.

1.7 "Maintenance Modification(s)." Computer software changes to be integrated with the Programs to correct any errors therein, but that do not substantially alter the functionality of the Programs or add new functions thereto.

1.8 "Marketing Territory." The Marketing Territory shall be the world.

1.9 "Object Code." Computer programs assembled or compiled in electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse-compiling, or reverse-engineering.

1.10 "OEM Product." A combination of ETI-Eloquence with OEM's Software Product, to be offered by OEM, together with related services, to End-Users.

1.11 "Programs." The Class A Programs and/or the Class B Programs, including all Maintenance Modifications and Enhancements thereto.

1.12 "Source Code." A computer program written in a higher-level programming language, sometimes accompanied by English language comments. Source Code is intelligible to trained programmers and may be translated to Object Code for operation on computer equipment through the process of compiling.

2. OEM Certification. OEM hereby certifies and agrees that, in consideration of the benefits of this Agreement, OEM will add significant value to, and enhance the functionality and/or capability of, the Class A Programs by combining the Class A Programs with other computer equipment and/or computer software programs to produce the OEM Product, and shall offer such OEM Product and related services, including training, installation assistance, and other forms of customer support. OEM further certifies and agrees that it will market the Class A Programs solely as pan of OEM Product and that OEM Product will be marketed by OEM for its own account in the normal course of its business solely to its dealers and to End-Users having no affiliation or control relationship with OEM. In the event that any of the foregoing representations and undertakings prove untrue at any time during the term of this Agreement, Supplier shall have the right to terminate this Agreement as to any or all further shipments to OEM or as to any or all further copying and distribution of Programs by OEM in the manner prescribed in Section 14 hereof.

3. Supplier's Responsibilities. Subject to the terms and conditions of this Agreement, Supplier shall:

3.1 Deliver one copy of the Programs to OEM;

3.2 Grant OEM the rights and licenses in the Programs as set forth in Section 5 hereof;

3.3 Warrant the Programs as set forth in Section 12 hereof;

3.4 Indemnify OEM as set forth in Section 13 hereof;

3.5 Furnish to OEM without additional charge, any Minor Upgrade to the Programs which may be released during the term of this Agreement (although Supplier shall have no duty to release any Enhancement) and this Agreement shall be deemed to be a license of all Minor Upgrades, but shall not be deemed to compel Supplier to grant a license of any Major Upgrade or Add-On. If Supplier elects to grant such a license, it shall be governed by the terms of this agreement.

3.6 Supply the ETI logo in photo-ready format or on a disk, for use in the OEM product, upon request by OEM.

4. OEM's Responsibilities. Subject to the terms and conditions of this Agreement, OEM shall:

4.1 Combine the Class A Programs with other equipment and/or computer software programs independently developed or procured by OEM so as to create the OEM Product, such combination to be accomplished in such a way as to limit to the maximum extent reasonably possible the use of the Class A Programs by the End-User to their use within OEM Product and not to permit the End-User to separately access the functionality of the Class A Programs;

4.2 Market, sell, and deliver OEM Product to End-Users in the Marketing Territory;

4.3 Present Supplier's End-User License Agreement to all ETI-Eloquence customers;

4.4 Pay royalties for licenses granted, as set forth in Exhibit B and Section 11 hereof;

4.5 Protect Supplier's proprietary rights in Programs as set forth in Section 6 hereof;

4.6 Provide reseller exemption certificates to Supplier as set forth in Section 10 hereof;

4.7 Keep confidential the terms of this Agreement, including but not limited to the Royalty Schedule as set forth in Exhibit B to this Agreement.

5. Licenses Granted.

5.1 Supplier hereby grants to OEM the following rights and licenses:

5.l.a. Class A Programs. Supplier hereby grants to OEM a nonexclusive, nontransferable right and license to copy and to distribute copies of Class A Programs, solely for use as part of the OEM Product and not as a separate product, directly or through the intermediary of distributors of OEM, to End-Users in the Marketing Territory during the term of this Agreement. No modification or preparation of derivative works of ETI-Eloquence whatsoever is permitted.

5.l.b. Class B Programs. Supplier hereby grants to OEM a nonexclusive, nontransferable right and license to use the Class B Programs, for internal use only, for purposes of adaptation and integration of the Class A Programs to OEM Product.

5.l.c. Version Lx Programs. Supplier hereby grants to OEM a nonexclusive, nontransferable right and license to copy and to distribute ETI-Eloquence Version 1.x (General American English) only to those End Users using hardware or an operating system incapable of supporting the Current version, and solely for use as part of the OEM Product and not as a separate product, and only directly or through the intermediary of Distributors, to End-Users in the Marketing Territory during the term of this Agreement. No modification or preparation of derivative works of ETI-Eloquence Version Lx whatsoever is permitted. Because ETI-Eloquence Version Lx is no longer supported by Supplier, OEM accepts this right and license with respect to ET[-Eloquence Version 1.x "as is" with no warranties of any kind and agrees that Supplier shall have no obligation of technical support for ETI-Eloquence Version I .x, pursuant to section 8 of this Agreement or otherwise.

5.2 Supplier further grants to OEM a nonexclusive, nontransferable right and license to use the Class A Programs for marketing and demonstration purposes and for the training of End Users or distributors of OEM.

5.3 The license granted in this Section 5 is provided by Supplier in cooperation with International Business Machines Corporation ("IBM").

6. Confidentiality of Information; Protection and Security.

6.1 OEM shall use all reasonable efforts to protect and defend the proprietary nature of the Programs, Including Enhancements and any derivative works of the Programs. Except as expressly provided otherwise in this Agreement, OEM shall not copy, modify, transcribe, store, translate, sell, lease, or otherwise transfer or distribute any of the Programs, including Enhancements, in whole or in part, without prior authorization in writing from Supplier.

6.2 All Programs incorporated into OEM Product shall be marked with such copyright, patent, or other notices, proprietary legends, or restrictions as Supplier may require.

6.3 OEM and Supplier may from time to time exchange confidential or proprietary information. Each shall take reasonable steps to keep confidential and shall not disclose to any other party, or use except in furtherance of the purposes of this Agreement, any such information which is received in a writing marked "Confidential".

7. Expenses. It is expressly understood and agreed that neither party is under any obligation or requirement to reimburse the other party for any expenses or costs incurred by that party in the performance of its responsibilities under this Agreement. Any costs or expenses incurred by either party shall be at that party's sole risk and upon its independent business judgment that such costs and expenses are appropriate.

8. Technical Support. Supplier shall use commercially reasonable efforts to provide the support services for the Programs as specified in Exhibit C ("Support Services").

9. Title.

9.1 Title to all of Supplier's Software Programs (including any Maintenance Modifications or Enhancements) shall at all times remain and vest solely with Supplier or its licensors. OEM agrees that it will not claim or assert title to any such materials or attempt to transfer any title to End-Users or any third parties.

9.2 The following copyright notice shall be placed on the documentation of the OEM Product and such notices shall be retained on the copies made by OEM: "This product uses the ETI-Eloquence text-to-speech system which contains material copyrighted by Eloquent Technology, Inc. and/or International Business Machines Corporation". Supplier agrees to take such reasonable steps as may be necessary to preserve the copyrights to the Supplier's Programs and any associated Documentation.

10. Reseller Exemption Certification. OEM hereby certifies that it either holds or will acquire prior to offering for resale a valid Reseller Exemption Certificate issued by each taxing jurisdiction or entity in the Marketing Territory where such certificate is required as a condition for the avoidance of applicable sales or use taxes, covering any Programs to be licensed or sublicensed under this Agreement. Prior to any shipment of OEM Product under this Agreement, OEM will provide Supplier with a copy of each such certificate, thereby entitling OEM to be treated by Supplier as exempt from collection of tax on Programs in each jurisdiction or entity from which a certificate is obtained. OEM shall promptly notify Supplier of any additions, deletions, or changes to such certificates. OEM shall indemnify and hold harmless Supplier from and against any taxes, duties, tariffs, or other assessments levied by or on behalf of any taxing jurisdiction or entity that fails to issue, or disputes the validity or coverage of, any such exemption certificates.

11. Payment and Audit.

11.1 OEM shall pay royalties to Supplier quarterly, in accordance with the schedule of royalties attached hereto as Exhibit B, not later than thirty (30) days following the end of each calendar quarter.

11.2 Within thirty (30) days after the end of each calendar quarter, OEM shall submit to Supplier a report, in a form to be supplied by Supplier, which details the number of End Users to which the OEM Product was licensed during the quarter (hereinafter "Royalty Report"). A Royalty Report shall be submitted for every calendar quarter during the term of this Agreement even if no End Users are licensed to use the OEM Product during the quarter. The Royalty Report shall be certified by an authorized representative of OEM.

11.3 Supplier, upon reasonable written notice, may at its election and at its own expense cause an audit of OEM's books and records of sales by a firm of licensed public accountants to confirm the accounting; provided, however, that if such an audit shows that the royalty payments actually made are less than 95% of the amounts shown to be due, the cost of the audit shall be paid by the OEM.

11.4 All payments due under this agreement shall be paid in United States dollars by check to:
Accounts Receivable Eloquent Technology, Inc. 2389 N. Triphammer Rd. Ithaca, NY 14850 USA

or by wire transfer to the following account (or such other account as supplier may specify):
Bank: M & T Bank Phone: (607) 257-2224 Address: 2248 N. Triphammer Road, Ithaca, NY 14850 - USA Account Number: O15296353 (Eloquent Technology, Inc.) Bank Routing/Transit Code: 022000046

11.5 In the event that any national government imposes any income or equivalent taxes on any part of the payments required by this Agreement to be made by OEM to Supplier and requires OEM to withhold taxes from such payment, OEM may deduct such taxes from such payments. Tax receipts indicating payments or withholding of taxes on behalf of Supplier shall be promptly submitted to Supplier. OEM shall cooperate with Supplier in a determination of the propriety of imposition of any such tax.

12. Disclaimer of Warranties.

12.1 OEM acknowledges that it has had a full opportunity to evaluate the Programs, and accepts the Programs "as is" without warranty of any kind.

12.2 SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO THE SUITABILITY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PRODUCTS OR PROGRAMS FURNISHED HEREUNDER OR FOR ANY OEM PRODUCT PREPARED BY OEN.  IN NO EVENT SHALL SUPPLIER BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUPPLIER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.3 No action arising or resulting from this Agreement, regardless of its form, may be brought by either party more than one year after the cause of the action arises.

13. Indemnification.

13.1 Supplier hereby indemnifies and holds harmless OEM from and against any claims, actions, or demands alleging that the Programs infringe any United States patent, United States trademark, or the copyright or other trade secret right of any third party. OEM shall permit Supplier to replace or modify any affected Programs so to avoid infringement, or to procure the right for OEM to continue use and remarketing of such items. If neither of such alternatives is reasonably possible, the infringing items shall be returned to Supplier and Supplier's sole liability shall be to refund amounts paid therefore by OEM. Supplier shall have no obligation hereunder for or with respect to claims, actions, or demands alleging infringement that arise by reason of combination of non-infringing items with any items not supplied by Supplier.

13.2 OEM hereby indemnifies and holds harmless Supplier from and against any and all claims, actions, or demands arising with respect to any OEM Product, with the sole exception of those matters for which Supplier bears responsibility under Section 13.1 hereof.

13.3 The foregoing indemnities are conditioned on prompt written notice of any claim, action, or demand for which indemnity is claimed; complete control of the defense and settlement thereof by the indemnifying party; and cooperation of the other party in such defense.

14. Term and Termination.

14.1 This Agreement shall remain in effect for a period of one (1) year from the date set forth above and shall be automatically renewed for subsequent one (1) year terms unless either party provides written notice to the other that they wish to terminate this Agreement at least sixty (60) days before the end of a term. In the event that such notice is given by either party, this Agreement shall terminate on the last day of the term during which the notice is given.

14.2 Supplier may terminate this Agreement if OEM at any time fails to comply with the certification required under Section 2 hereof.

14.3 Should either party commit a material breach of its obligations hereunder, or should any of the representations of either party in this Agreement prove to be untrue in any material respect, the other party may, at its option, terminate this Agreement, by 30 days' written notice of termination, which notice shall identify and describe the basis for such termination. [f, prior to expiration of such period, the defaulting party cures such default, termination shall not take place, provided, however, that Supplier may terminate this Agreement upon 10 days' written notice for breach of the obligation to pay royalties as provided by section 11.1 of this Agreement.

14.4 Supplier may, at its option and without notice, terminate this Agreement, effective immediately, should OEM (1) admit in writing its inability to pay its debts generally as they become due; (2) make a general assignment for the benefit of creditors; (3) institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it; (4) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (5) seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or (6) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs.

14.5 Termination of this Agreement shall not relieve either party of the obligations incurred hereunder pursuant to Sections 4.7, 6, 9, 11, 12, and 13 hereof, which Sections shall survive such termination.

14.6 On termination of this Agreement, (1) OEM shall immediately discontinue marketing OEM Product containing any Programs which are licensed under this Agreement, and (2) at Supplier's option, return to Supplier or destroy all Programs delivered to OEM, including all copies thereof.

15. Limitation of Representations and Use of Name by OEM.

15.1 OEM shall make no representations concerning Supplier or any Programs, including any Maintenance Modifications without prior authorization in writing from Supplier.

15.2 OEM shall not license, sublicense, reproduce, reference, or distribute the Programs except under the trade name or trademark of Supplier without the prior written approval of Supplier, which consent shall not be unreasonably withheld. Supplier does not warrant or represent that the trademarks "ETI-Eloquence", "Elocutor", "OLEcutor", "Olecutor" and "EloqTalk" will be available for use in every jurisdiction where OEM may distribute OEM Product.

15.3 OEM shall as soon as reasonably possible submit to Supplier for review any advertising, promotion, or publicity in which the trade name or trademarks of the Supplier are used, or which is otherwise undertaken pursuant to this Agreement. Supplier shall have the right to require, at its discretion, the correction or deletion of any misleading, false, or objectionable material from any such advertising, promotion, or publicity.

16. Independent Contractor Status. OEM is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto with the sole exception that OEM acts as a licensing agent of Supplier with respect to Class A Programs as provided herein. OEM shall have no authority to enter into agreements of any kind on behalf of Supplier, and shall have no further power or authority to bind or obligate Supplier in any manner to any third party.

17. Compliance With Law. Each of the parties shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement.

18. No Assignment. OEM represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party, and further agrees that it may not assign its rights or obligations under this Agreement without the prior written consent of Supplier, which consent shall not be unreasonably withheld. The sale or transfer of a controlling interest in OEM shall be considered an assignment for the purposes of this paragraph. Permission shall not be withheld for the sole purpose of raising royalty rates paid to Supplier by OEM or its assignee, but it is expressly understood that Supplier in its sole discretion may withhold consent to an assignment if Supplier believes that the effect of the assignment might be to give access to the licensed Programs to a competitor of Supplier.

19. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective when transmitted by fax and (1) transmitter has received a signal indicating correct receipt of the fax transmission and/or (2) a copy of the writing has been placed in the hands of a recognized international or overnight courier service, addressed to the party, prepaid.

20. Governing Law. All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the laws of the State of New York, without application of its conflicts of laws principle.

21. Arbitration. Should any dispute occur between the parties arising out of or related to this Agreement, the dispute shall be settled and determined by arbitration under the then current rules of the American Arbitration Association. Any award in arbitration may be entered with and enforced by a court of competent jurisdiction.

22. No Waiver. Neither party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

23. Force Majeure. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's control, including acts of God, civil commotions, strikes, labor disputes, and governmental demands or requirements.

24. Severability. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

25. No Conflict of Interest. Each of the parties represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreements, nor will it enter into any other agreements, that would render it incapable of satisfactorily performing its obligations hereunder, or place it in a position of conflict of interest, or be inconsistent or in conflict with its obligations hereunder.

26. Scope of Agreement. Each of the parties hereto acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive state of agreement and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating thereto, except for any Non-Disclosure Agreement in effect between the parties. This Agreement may be amended only by a writing that refers to this Agreement and is signed by both parties.

27. Parties bound. This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives on the date first set forth above:

ELOQUENT TECHNOLOGY, INC.	WORDS +, Inc.
By:	By:

/s/ Sudan Hertz	/s/ Walter Woltosz
Dr. Susan Hertz, President	Walter Woltosz, Chief Executive Officer

Exhibit A

Class A programs:
sapicore.exe
ecicore.exe
eci5.dll
etisvr5.dll
enu5.ui1
esp5.uil
fra5.uil
frc5.uil
mex5.ui1

enusapi.exe
enueci.exe
engsapi.exe
especi.exe
frasapi.exe
fraeci.exe
frcsapi.exe
fi-ceci.exe
mexsapi.exe
mexeci.exe

enu5.syn
esp5.syn
fra5.syn
frc5.syn
mex5.syn

regsvr32.exe
reg.exe

Class A documentation:
enuref.hlp
enuref.cnt
enugen.hlp
enusapi.hlp
enusapi.cnt
enulex.hlp
espref.hlp
espref.cnt
espgen.hlp
espsapi.hlp
espsapi.cnt
esplex.hlp
frare£hlp
fraref.cnt
fragen.hlp

frasapi.hlp
frasapi.cnt
fralex.hlp
frcrcf.hlp
frcref.cnt
frcgen.hlp
frcsapi.hlp
frcsapi.cnt
frclex.hlp
mexref.hlp
mexref.cnt
mexgen.hlp
mexsapi.hlp
mexsapi.cnt
mexlex.hlp

Version 1.x
Class A Programs

ENGSYN32.DDL
ENGSYS32.DLL
ECI32D.DLL
CW3215.DLL
MAINDICT.TXT
ROOTDICT.TXT

ENGSYN16.DDL
ENGSYN16.DLL
ECID.DLL
BC450RTL.DLL

Exhibit B
Royalty Schedule

ETI-Eloquence Version 5.x

For each copy of the Version 5.x Class A Programs licensed, OEM shall pay to Supplier a royalty, in United States dollars, as follows:

copies	Royalty
1 -200	$50.00
201 -500	$35.00
501 - 1,000	$25.00
1,001 and above	$18.00

An up-front payment of US $3,000 will be required at the time of the signing of the OEM Licensing Agreement. This up-front payment will be considered a prepayment toward royalties due.

ETI-Eloquence Version 1.x

For each copy of the Version 1.x Class A Programs licensed, OEM shall pay to Supplier a royalty of US $12.

Exhibit C
Support Services

Supplier shall provide support to OEM only for the current version of the Programs, and for the immediately preceding version of the Programs for a period of six (6) months following the release of the current version of the Programs, as follows:

1. Telephone Support. Supplier shall make available personnel trained in the use of the Programs to provide telephone support to assist OEM in integrating the Programs into the OEM Product ("Telephone Support"). Telephone Support will be available to OEM from 9:00 am to 5:00 pm Eastern Standard Time, excepting Saturday, Sunday and United States federal holidays during the term of this Agreement. Supplier will not be obligated to provide a toll free number for Telephone Support.

2. Support Charges.

2.1
There shall be no charge to OEM for the first five (5) hours of Telephone Support which is provided within ninety (90) days after the delivery of the Programs to OEM by Supplier ("Initial Support Period").

2.2	OEM shall pay Supplier at the rate of $100.00 per hour for all Telephone Support provided by Supplier outside the Initial Support Period or in excess of five (5) hours.

2.3	OEM shall be responsible for its own expenses, including telephone charges, incurred as a result of Telephone Support provided by Supplier.